internal use only

January 8, 2024

Client Talking Points

Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganization, which must be approved by shareholders in order to occur:

Acquired Fund	Acquiring Fund
Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income Fund (“MFD”)	abrdn Global Infrastructure Income Fund (“ASGI”)

What is happening?

•	On October 23, 2023, First Trust, abrdn Inc. and abrdn plc entered into a purchase agreement which provides that abrdn Inc. will acquire certain assets related to First Trust’s business of providing investment management services with respect to the assets of MFD and certain other First Trust advised closed-end funds.
•	On October 23, 2023, the board of trustees of MFD (the “Board”) approved an Agreement and Plan of Reorganization which provides for the reorganization of MFD with and into ASGI (the “Reorganization”) and provides for the transfer of all of the assets of MFD to ASGI in exchange solely for newly issued common shares of beneficial interest of ASGI (although cash may be distributed in lieu of fractional shares of ASGI) and the assumption by ASGI of all of the liabilities of MFD.
•	On December 18, 2023, a combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) was declared effective by the SEC and was mailed to shareholders on or about December 26, 2023.
•	On February 20, 2024, a special meeting of shareholders will take place at First Trust’s offices to vote on the approval of the proposed Agreement and Plan of Reorganization for MFD.

What are the potential benefits of the Reorganization?

•	Fund Structure: While ASGI’s trading discount to net asset value (“NAV”) is modestly higher than MFD’s (-14.9% vs -13.0% as of January 3, 2024), ASGI is structured as a target term fund, which includes a feature that will trigger a liquidation of ASGI in July 2035, subject to certain possible extensions, providing shareholders at that time with the then current NAV. MFD is structured as a perpetual closed-end fund with no such termination feature allowing for the ability for shareholders to access their investment at NAV at a predetermined date.
•	Performance: ASGI utilizes a similar strategy to MFD by investing in infrastructure assets. However, ASGI has outperformed MFD on a market value and NAV basis over each of the past 1- and 2-year periods as of January 3, 2024.

•	Fees: ASGI has a lower net total annual operating expense ratio than MFD. The net total annual operating expense ratio (including interest expense, acquired fund fees and deferred tax expense) of MFD and ASGI is 3.80% and 1.83%, respectively. With respect to MFD, the net total annual operating expense ratio (excluding interest expense) is 1.73%. For ASGI, this figure reflects reimbursement of advisory fees waived or reduced and other payments remitted by abrdn Inc. and other expenses reimbursed from abrdn Inc., which can be recouped under certain circumstances by abrdn Inc. This difference, which is largely due to MFD’s leverage expense (whereas ASGI doesn’t utilize leverage), would represent a meaningful drop in expenses experienced by shareholders.

How different are MFD and ASGI?

•	The funds have some similarities but also have some substantial differences. The funds have similar investment objectives, but aspects of its respective principal investment strategies that are substantially different. Both funds have policies to invest 80% of net assets plus the amount of any borrowings for investment purposes in U.S. and non-U.S. infrastructure-related issuers and similar principal risks relating to such investments. However, certain differences in investment strategies of the funds exist, including that MFD uses leverage while ASGI currently does not (though it may do so in the future).

What are the tax implications of the Reorganization?

•	It is expected that shareholders of MFD will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of MFD for shares of ASGI (except with respect to cash received in lieu of fractional shares of ASGI). The portfolio transitioning of MFD in connection with the Reorganization may result in capital gains or losses, which may have federal income tax consequences. However, it is anticipated that MFD’s capital loss carryforwards would offset any projected realized gains.

For Internal Use Only. Not for inspection by, distribution or quotation to, the general public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganization of MFD with and into ASGI, please call First Trust toll free at (800) 621-1675. This “Client Talking Points” is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of First Trust investment products. The information presented has been obtained from sources First Trust deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to First Trust employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of a member of the First Trust Compliance or Legal team.

Your clients should consider the investment objectives, risks, charges and expenses of MFD and ASGI carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.